Exhibit 5

SLB N.V.

(SLB Limited)

5599 San Felipe, 17th Floor

Houston, Texas 77056

United States of America

Amsterdam, 14 August 2026

Re: SLB N.V.

Ladies and Gentlemen,

We have acted as Curaçao legal counsel for SLB N.V. (also referred to as SLB Limited), a limited liability company organized and existing under the laws of Curaçao (the “Company”), in connection with the registration of 43,401,574 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the SLB 2017 Omnibus Stock Incentive Plan, as amended and restated effective 22 January 2026 (the “2017 Plan”). We understand that a registration statement on Form S-8 relating to the 2017 Plan (the “Registration Statement”) is being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on 14 August 2026.

As Curaçao legal counsel for the Company we have examined and relied upon the following documents in original, photo static or facsimile form:

(a)	a copy of the Registration Statement;

(b)	a copy of the 2017 Plan;

(c)	a copy of the Schlumberger 2017 Omnibus Incentive Plan as amended and restated by the board of directors of the Company (the “Board”) effective 21 January 2021;

(d)	a copy of the Schlumberger 2017 Omnibus Incentive Plan as amended and restated by the Compensation Committee of the Board effective 19 July 2017;

(e)	a copy of the Schlumberger 2017 Omnibus Incentive Plan as originally adopted by the Board effective 19 January 2017;

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(f)	a copy of an online excerpt dated 14 August 2026 of the registration of the Company with the Curaçao Commercial Register (the “Excerpt”);

(g)

a copy of a true copy of the deed of amendment of the articles of association of the Company, executed on 7 October 2025 (the “Articles of Association”), as according to the Excerpt presently in effect;

(h)	a certified copy of the amended and restated bylaws of the Company certified as in full force and effect on the date hereof;

(i)	a copy of a true copy of the deed of amendment of the articles of association of the Company, executed on 6 April 2016 as in effect on 19 January 2017 and on 21 January 2021;

(j)	a certified copy of the amended and restated bylaws of the Company certified as in full force and effect on 19 January 2017 and on 21 January 2021;

(k)

a certified copy of the resolutions of the Board adopted on 22 January 2026 inter alia resolving that (i) subject to approval by the general meeting of shareholders of the Company, the number of shares available for issuance under the 2017 Plan is increased by a maximum of 40 million shares of the Company’s common stock, par value $0.01 per share (the “2026 Additional Plan Shares”) and (ii) the 2026 Additional Plan Shares, when issued pursuant to the terms of the 2017 Plan, will be duly authorized, validly issued, fully paid and non-assessable;

(l)

a certified copy of the minutes of the general meeting of shareholders of the Company held on 8 April 2026 at which meeting inter alia the increase of the number of shares available for issuance under the 2017 Plan by 40 million shares was approved;

(m)

a certified copy of the resolutions of the Board adopted on 21 January 2021 inter alia resolving that (i) subject to approval by the general meeting of shareholders of the Company, the number of shares available for issuance under the Schlumberger 2017 Omnibus Incentive Plan as amended effective 21 January 2021 is increased by a maximum of 40 million shares of the Company’s common stock, par value $0.01 per share (the “2021 Additional Plan Shares”) and (ii) the 2021 Additional Plan Shares, when issued pursuant to the terms of the Schlumberger 2017 Omnibus Incentive Plan as amended effective 21 January 2021, will be duly authorized, validly issued, fully paid and non-assessable;

(n)

a certified copy of the minutes of the general meeting of shareholders of the Company held on 7 April 2021 at which meeting inter alia the increase of the number of shares available for issuance under the Schlumberger 2017 Omnibus Incentive Plan as amended effective 21 January 2021 by 35 million shares was approved;

(o)

a certified copy of the resolutions of the Board adopted on 19 January 2017 inter alia resolving, subject to shareholder approval, that (i) reserved for issuance are an aggregate of 30 million shares of the common stock of the Company, $0.01 par value per share (the “Omnibus Plan Shares”), issuable from time to time pursuant to and in accordance with the Schlumberger 2017 Omnibus Incentive Plan and (ii) the Omnibus Plan Shares, when issued pursuant to the terms of the Schlumberger 2017 Omnibus Incentive Plan as originally adopted and upon receipt by the Company of the consideration for which those shares are to be issued, shall be duly authorized, validly issued, fully paid and non-assessable; and

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(p)

a certified copy of the minutes of the general meeting of shareholders of the Company held on 5 April 2017 at which meeting inter alia the adoption of the Schlumberger 2017 Omnibus Incentive Plan was approved.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

(i)	the genuineness of all signatures on all documents we have reviewed;

(ii)

the authenticity of all such documents submitted to us as originals, and that each of the documents has been duly executed in the form, or substantially in the form submitted to us as execution copies; and

(iii)	the conformity with originals of all documents submitted to us as copies.

In rendering the following, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of Curaçao as currently in effect and as they are interpreted under presently published case law of Curaçao, including the Supreme Court of the Netherlands (Hoge Raad der Nederlanden).

Based upon and subject to the foregoing and subject to the qualifications set forth below and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(a)

The Company has been duly incorporated under the laws of the former Netherlands Antilles, is currently validly existing under the laws of Curaçao and has all requisite corporate power and authority to own its properties and to conduct its business within the limits of its objects clause as set forth in article 2 of the Articles of Association. The Company has been duly registered with the Curaçao Commercial Register under number 1674.

(b)

Following due authorization of a particular award as provided in and in accordance with the 2017 Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to and in accordance with the terms of the 2017 Plan and the applicable award, including, without limitation, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board or a duly constituted authorized committee thereof as provided therein, and, in the case of stock option awards, payment of the exercise price fixed in such option at least equal to the par value of such Shares, such Shares will be validly issued, fully paid and non-assessable.

(c)	No personal liability will attach to the holders of the Shares under the laws of Curaçao by reason of their being stockholders of the Company.

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(d)	No consents, approvals, authorizations or other orders of Curaçao governmental authorities are legally required for the issuance of the Shares by the Company.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to herein, including tax matters.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ STvB Advocaten (Europe) N.V.